UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2011 (June 22, 2011)

DIVIDEND CAPITAL TOTAL REALTY TRUST INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO		80202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

On June 22, 2011, Dividend Capital Total Realty Trust Inc. (the “Company”) held its 2011 annual meeting of stockholders (the “Annual Meeting”). The proposals considered at the Annual Meeting are described in detail in the Company’s definitive proxy statement for the Annual Meeting as filed with the Securities and Exchange Commission on April 29, 2011 (the “Proxy”). At the Annual Meeting, the Company’s stockholders approved the first and second proposals described in the Proxy before the Annual Meeting was adjourned. To permit additional time to solicit stockholder votes for the third proposal described in the Proxy, the Annual Meeting was adjourned until July 28, 2011 at 1:30 p.m. Mountain Daylight Time, and scheduled to reconvene at that time at the Company’s principal offices at 518 17th Street, 17th Floor, Denver, Colorado. As of April 22, 2011, the record date, 184,218,708 shares of common stock were eligible to vote.

First Proposal. The Company’s stockholders elected four directors of the Company (the “Directors”), who will serve until the 2012 annual meeting of stockholders and until their respective successors are duly elected and qualify. The Directors were re-elected pursuant to the voting results set forth below:

Name	For	Against	Abstain
John A. Blumberg	88,609,583	2,915,379	9,673,765
Charles B. Duke	88,896,570	2,731,743	9,570,413
Daniel J. Sullivan	88,845,765	2,737,739	9,615,224
John P. Woodberry	88,994,843	2,638,587	9,565,297

Second Proposal. The Company’s stockholders ratified the selection of KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2011, as set forth below:

For	Against	Abstain
89,642,236	1,921,768	9,634,724

Item 8.01	Other Events

Developments Relating to Our Second Quarter Redemptions

Under the share redemption program (the “Program”) currently in effect, the Company presently limits the number of shares of common stock of the Company to be redeemed in any calendar quarter to the lesser of (i) 1/4th of 5% of the number of shares outstanding as of the date that is twelve months prior to the end of such calendar quarter or (ii) the number of shares issued pursuant to the Company’s Distribution Reinvestment Plan (the “DRIP Plan”) in the immediately preceding quarter (the “Redemption Cap”). In calculating the Redemption Cap, pursuant to the terms of the Program, the Company will include any shares redeemed in excess of the prior quarter’s Redemption Cap as a result of the death or disability of a stockholder.

The Redemption Cap applicable to redemption requests in the second quarter of 2011 is approximately 890,000 shares of common stock (the “Second Quarter Redemption Cap”). Through June 15, 2011 (the “Deadline”), the last day for second quarter 2011 redemption requests to be submitted under the Program, the Company had received requests to redeem approximately 10.0 million shares of common stock (the “Total Second Quarter Redemption Requests”). Based on application of the Second Quarter Redemption Cap, the Company expects that requesting stockholders whose requests were received on or before the Deadline will be redeemed pro rata.

As a result, the Company expects to redeem, for the second quarter of 2011, approximately 9% (the “Pro Rata Percentage”) of the shares each stockholder requested to be redeemed on or before the Deadline, subject to the terms and conditions of the Program. A copy of the Program was mailed to stockholders, was included as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 7, 2011, and is also available on the Company’s web site at www.totalrealtytrust.com. In accordance with the Program, any portion of a redemption request of a stockholder that is not honored will be deemed automatically withdrawn, and any such stockholder may resubmit a request in a subsequent quarter (subject to the Redemption Cap noted above and all other terms and conditions of the Program). The Company will not retain redemption requests that are not honored.

The Total Second Quarter Redemption Requests and Pro Rata Percentage are preliminary figures that are subject to change. Pursuant to the terms of the Program, stockholders who submitted timely redemption requests may withdraw their requests, in whole or in part, by submitting a written request that is received by the Company on or before June 27, 2011. In addition, any stockholder who has requested redemption and is a participant in the DRIP Plan will remain a participant in the DRIP Plan unless the Company receives written notice terminating the stockholder’s participation, which for purposes of the Company’s second quarter 2011 distribution must be received on or before June 30, 2011. Any stockholder that wishes to withdraw a redemption request or terminate their participation in the DRIP Plan should submit the same in writing to:

Dividend Capital Total Realty Trust Inc.

C/O Boston Financial Data Services, Inc.

30 Dan Road

Canton, MA 02021-2809.

For information with respect to the share redemption price under the Program currently in effect, please see our Form 8-K filed on March 11, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Total Realty Trust Inc.

June 23, 2011

	By:	/S/ M. KIRK SCOTT
M. Kirk Scott
Chief Financial Officer